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                                                                    EXHIBIT 99.A



                        SOUTHTRUST BANK OF NORTH CAROLINA
                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is made and entered into this 10th day of January, 1996, by and between WSMP, Inc., a North Carolina corporation, with its principal place of business at WSMP Drive, Claremont, North Carolina, hereinafter called the "Borrower" and SouthTrust Bank of North Carolina, a North Carolina banking association organized and existing under the laws of the United States of America with an office in Concord, North Carolina, hereinafter called the "Bank" or "Lender".

                                   WITNESSETH:

         WHEREAS, the Borrower has applied to the Bank for a loan to be used primarily to refinance existing indebtedness on certain of its properties or properties of its subsidiaries and has agreed that such loan shall be secured by first lien deeds of trust or mortgages (referred to collectiveily herein as "Deeds of Trust") on the respective properties listed on Exhibit A annexed hereto, together with a first priority security interest in all furniture, supplies, fixtures, machinery and equipment used in the operation of the Properties located as described on Exhibit A annexted hereto. Exhibit A is incorporated herein by reference and the real estate described therein is hereinafter referred to as the "Property"; and

         WHEREAS, in reliance upon the representations made by the Borrower, the Bank has agreed to make a loan in the principal amount of up to $5,000,000.00 for such purposes and upon such terms and conditions as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the terms, provisions, conditions and covenants hereinafter set forth, the parties hereto agree as follows:

         1. LOAN. The Bank agrees to lend to the Borrower the sum of up to Five Million Dollars ($5,000,000.00) (the "Loan"), to be used in connection with the refinancing of existing indebtedness, for other corporate purposes and closing costs and for no other purpose.

         2. DEFINITIONS. The following terms as used herein are defined as follows:

              A. "Collateral" means all of the real property owned by the Borrower or the Borrower's subsidiaries at the locations more particularly described in Exhibit A annexed hereto, together with a first priority security interest in all furniture, supplies, fixtures, machinery and equipment used in the operation of the facilities located on such real estate.

              B. "Current Assets" means all items which, according to Generally Accepted Accounting Principles, would be classified as current assets on a balance sheet of the Borrower.



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              C. "Current Liabilities" means all items which, according to
Generally Accepted Accounting Principles, would be classified as current liabilities on a balance sheet of the Borrower.

              D. "EBIT" means, for the applicable period, the Borrower's net income before taxes and Interest Expense as determined in accordance with Generally Accepted Accounting Principles.

              E. "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting standards Board, the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended, applied for the period on a basis comparable in all material respects to those applied in the most recent preceding period.

              F. "Interest Expense" means, for the applicable period, interest expense incurred during such period by the Borrower, determined in accordance with Generally Accepted Accounting Principles.

              G. "Obligations" shall mean all loans and advances from time to time made by Lender to the Borrower and to others at the Borrower's request or for the Borrower's account, and all other existing and future indebtedness and liabilities which may be owing from time to time by the Borrower to Lender under this Agreement or any other agreement which may now or hereafter be entered into by the Borrower with Lender, whether absolute or contingent, joint or several, matured or unmatured, direct or indirect, whether primary or secondary, including, but not by way of limitation, (i) all indebtedness and liabilities of the Borrower to Lender under any applications for letters of credit now or hereafter executed by the Borrower in favor of Lender and (ii) the Lender's charges in connection herewith, all charges and fees Lender may incur in filing public notices and any local taxes relating thereto, the charge of any attorneys whom Lender may engage in preparing and filing documents, making title searches and rendering opinion letters, all costs and expenses (including reasonable attorney's fees) incurred by Lender to enforce payment or to otherwise effect collection of any Receivables, as well as all expenses incurred in protecting, maintaining, preserving, enforcing or foreclosing the pledge, lien and security interest in Collateral granted to Lender herein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with the Borrower.

              H. "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, assocition, turst or other enterprise (whether or not incorporated) or any governmental authority.


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              I. "Tangible Net Worth" means at any time, the Borrower's net stockholders' equity, determined in accordance with Generally Accepted Accounting Principles, plus indebtedness of the Borrower which is subordinated to indebtedness of the Borrower to Lender on terms and conditions approved by Lender, minus the book value of assets which would be treated as intangibles under Generally Accepted Accounting Principles, including, but not limited to goodwill, trade names, trademarks, copyright, patents and unamortized debt discount and expenses.

              J. "Total Liabilities" means all obligations of Borrower required by Generally Accepted Accounting Principles to be reported as liabilities (including defered taxes) on the balance sheet of the Borrower.

              K. "Working Capital" means Current Assets minus Current Liabilities as defined by Generally Accepted Accounting Principles.

              L. The terms "furniture", "fixtures", "supplies", "machinery", "equipment", and "proceeds" as used herein, shall have the same meanings as they have in the Uniform Commercial Code as in effect in North Carolina.

         2. NOTE. The sums advanced hereunder shall be evidenced by that certain Promissory Note (hereinafter referred to as the "Note") executed by Borrower and payable to the order of the Bank in the principal amount of Five Million Dollars ($5,000,000.00). The Borrower will pay interest on the principal balance from time to time outstanding as provided in the Note. In the event Borrower shall report net income before tax of at least $1,750,000.00 for the fiscal year of the Borrower ending February 28, 1997, then the interest rate shall be reduced to Lender's prime rate on March 1, 1997, plus three-fourth's (3/4) of one percent (1%).

         3. SECURITY. As security for the Obligations, including without limitation all loans and advances made and to be made by Lender to Borower hereunder, Borrower does hereby grant to Lender a first lien on and a first security interest in and to the Collateral. Payment of the Note and the performance of the obligations contained herein (as well as the obligations contained in the Deeds of Trust) shall be secured by the Deeds of Trust and Security Agreements constituting a first lien on the real property described therein, together with all buildings and other improvements of any type located thereon, all building materials and supplies delivered to or at any time located thereon and such other personal property as may be described in the Deeds of Trust. The Bank's first priority security interest must be properly perfected and the Borrower agrees to execute all security agreements and financing statements and other documents to effectuate the perfection thereof. This Loan Agreement, the Note, the Deeds of Trust, the Security Agreements, any other document or instrument described in this Loan Agreement, or any other current or future document or instrument evidencing, securing or otherwise relating to the Loan, are collectively known as the "Loan Documents."


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         4. CONDITIONS OF LENDING. The obligation of the Bank to make the loan herein described or any advance thereunder is subject to the following conditions precedent:

              (a) COMMITMENT FEE. In consideration of Lender's commitment to make loans and advances hereunder, Borrower agrees to pay to Lender on the date of this Agreement a commitment fee of $50,000.00, $15,000.00 of which has been received by Lender.

              (b) (i) TITLE INSURANCE. On or prior to the date of the first advance hereunder, the Borrower shall provide, at its own expense, mortgagee title insurance policies in an ALTA Form satisfactory to the Bank issued by title insurance companies approved by the Bank covering the real estate described on Exhibit B annexed hereto. The title policies are to be issued without exceptions, except those which are acceptable to counsel of the Bank, insuring the Bank's lien as a valid first and permanent lien upon the real property described in the Deeds of Trust and insuring against loss or change in priority as a result of the filing of any lien or special assessment for material or work under construction. At its option, the Bank may require a subordination agreement.

                  (ii) ATTORNEYS' OPINIONS. On or prior to the date of the first advance hereunder, the Borrower will furnish to the Lender a certificate by Attorneys satisfactory to Lender and its counsel that the Deeds of Trust on the properties described on Exhibit C annexed hereto constitute a first lien thereon and are subject to no exceptions other than those approved by the lenders. Neither title insurance nor attorneys' certificates will be required as to the properties described on Exhibit D annexed hereto.

              (c) PLAT. The Borrower shall provide a copy of the plat of the Properties listed on Exhibit B annexed hereto to Bank and to the title insurer, showing all easements (existing and proposed, labeled accordingly), rights of way, availability of utilities, means of ingress and egress, setback lines and encroachments, if any.

              (d) AUTHORITY. The Bank may require certified documents relating to the power or authority of Borrower and its subsidiaries to enter into this loan transaction and may require the legal opinion of Borrower's counsel as to the validity thereof.

              (e) TITLE ASSURANCE. Upon request by the Bank, the Borrower must furnish evidence satisfactory to the Bank that it has at all times during the term of this loan title to the Property described in the Deeds of Trust, free and clear of all encumbrances.


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              (f) ASSIGNMENT OF CONTRACTS. At the time of the execution of this
Agreement, the Lender will require assignment to it of Offer to Purchase contracts covering the land and improvements located at 1109 Lenoir Rhyne Boulevard, SE, Hickory, North Carolina, and at 3302 South I-85 Service Road, Charlotte, North Carolina, showing a total sales price for both properties of at least $2,000,000.00. At that time, the Borrower must also furnish evidence to Lender that such Offer to Purchase contracts have been approved in writing by Borrower's Board of Directors. In the event the Borrower does not exceed its projection of net income before tax of $1,750,000.00 for the fiscal year ending February 28, 1997, then the Borrower shall sell both properties in accordance with the terms of the Offer to Purchase contracts and apply $2,000,000.00 of the net proceeds from the sale of those properties to reduce the principal balance of this loan, or alternatively, pay the loan down by $2,000,000.00 out of cash escrowed by the Borrower from the sale of the real estate collateral described on Exhibits B and C. In the event the Borrower meets or exceeds its projection of net income before tax of $1,750,000.00 for the fiscal year ending February 28, 1997, then upon receipt by the Lender of information satisfactory to it that that level of net income before tax has been met, the Lender will permanently release all of its right, title and interest in and to the assignment of the Offer to Purchase contracts as described in this subparagraph. The proof that the Borrower has met the required projection of net income before tax must be furnished to the Lender within ninety (90) days following the end of the Borrower's fiscal year or upon the filing of the Borrower's 10 K with the Securities Exchange Commission, whichever event shall first occur.

              (g) ENVIRONMENTAL ASSURANCES. The Borrower must provide evidence satisfactory to the Bank as to whether or not the Property is an area designated as a hazardous waste site by any federal, state or local authority, and whether any hazardous waste or any other regulated, controlled or prohibited materials are stored or exist on the Property. In the event such evidence is not satisfactory to the Bank, then the terms of the Commitment Letter described herein shall be null and void.

              (h) APPRAISAL OF THE PROPERTY. The Bank shall have received an appraisal of the Property by an appraiser satisfactory to the Bank showing a market value satisfactory to the Bank.

              (i) EXPENSES OF CLOSING. All expenses incurred by the Bank in connection with the closing of the loan are to be paid by the Borrower whether or not the loan is closed. If the loan is closed, all such expenses shall be paid at the time the first draw is made on the loan.

              (j) FLOOD PLAIN. Borrower will furnish to the Bank evidence satisfactory to the Bank that the real properties described in the Deeds of Trust and Mortgages are not located in a designated Flood Plain Hazard area, or if so located that adequate insurance satisfactory to the Bank has been obtained.

              (k) OTHER LOANS AND FINANCIAL CONDITIONS. The Borrower will furnish to the Bank prior to the closing of this loan or simultaneously with the closing, evidence of the existence of the following:

                  (i) The existing letter of credit issued to the Borrower by NationsBank shall be renewed through July 25, 1998;


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                  (ii) The outstanding secured loan of the Borrower from
         Aetna/Phoenix shall be satisfied and canceled of record at the closing;


                  (iii) The Borrower shall have closed a two-year loan with First Century Corporation in the amount of $1,900,000.00;

                  (iv) The Borrower shall have closed a two-year revolving line of credit with National Bank of Canada in the amount of $6,000,000.00, having financial covenants similar or parallel to the financial covenants contained herein and secured by a first lien on accounts receivable and inventory of the Borrower;

                  (v) The Lender shall have received a commitment from a Bank acceptable to the Lender to participate in this loan to the extent of $1,500,000.00. The participating lender shall be entitled to thirty (30%) percent of the commitment fee paid by the Borrower to the Lender in accordance with the terms of this Agreement and the Lender and such participating lender shall share pro-rata in any and all payments and other benefits received under the terms of the loan.

              (l) In the event the Borrower does not report net income before tax of at least $1,200,000.00 for the fiscal year of the Borrower ending February 28, 1997, then and in such event, James C. Richardson, Jr., Richard F. Howard and David R. Clark shall execute and deliver separate Guaranties of the loan in forms annnexed hereto as Exhibits E, F, and G within ten (10) days after determination that the Borrower has failed to meet that net income projection. The proof in respect to whether or not the Borrower has met the required projection of net income before tax must be furnished to the Lender within ninety (90) days following the end of the Borrower's fiscal year on February 28, 1997, or upon the filing of the Borrower's 10 K with the Securities and Exchange Commission, whichever event shall first occur. In the event the Borrower reports net income before tax of at least $1,200,000.00 for the fiscal year ending February 28, 1997, then the Bank will not require execution of the Guaranty Agreements by the Guarantors. In the event net income before tax shall exceed $1,200,000.00 for the fiscal year of the Borrower ending February 28, 1998, then the Guarantors shall be released at that time from the Guaranties executed in accordance with this provision.

              (m) Prior to closing, the Lender shall be furnished a survey of each of the Properties prepared for the Borrower showing the boundaries of the land and the location of any improvements thereon. An Appropriate officer shall warrant that the survey and the state of facts shown thereon are accurate as to the date of closing and the description of the collateral is accurate, the improvements are properly located and are not in violation of the applicable laws, regulations, easements or restrictions.


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              (n) In the event of default by the Borrower, Lender may, at its option, require deposits payable with each installment of principal and interest in an amount sufficient, as determined by Lender, to pay, when they become due, ad valorem property taxes on the collateral and the insurance premiums. Such deposits may be commingled with the funds of the Lender or others applied to the delinquent indebtedness or applied to any delinquent indebtedness and they shall not bear interest.

         5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

         i. (a) VALIDITY OF CORPORATION. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation.

            (b) CORPORATE OR OTHER POWER. Borrower and its subsidiaries have the corporate power and authority to own its properties and assets and to carry on its business as now being conducted, and has the corporate power and authority to execute and perform this Loan Agreement, to borrow hereunder and to execute and deliver this Agreement and all other certificates, instruments and documents with respect to the indebtedness of the Borrower hereunder.

            (c) When executed and delivered, this Agreement and all documents executed in connection therewith (the "Loan Documents") will be valid and binding obligations of the Borrower and will be subject to applicable bankruptcy, moratorium, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies, enforceable in accordance with their respective terms;

            (d) The Borrower has no subsidiaries except as set forth on Exhibit
H. Each of the subsidiaries listed on Exhibit H is a duly organized corporation authorized to transact business in the jurisdiction in which its assets are located and each such subsidiary has by action of its Board of Directors authorized the execution and delivery by such subsidiary of all of any and all Deeds of Trust, Mortgages and other documents required for delivery by such subsidiary in accordance with the terms of this Agreement.

            (e) the Borrower does not own an interest in any Person except as set forth on Exhibit I.

         ii. The execution, delivery and performance of the Loan Documents:

            (a) have been duly authorized by all requisite corporate action of the Borrower required for the lawful creation and issuance thereof.

            (b) do not violate any provisions of law, any order of any court or other agency of government, and do not violate the charter documents or by-laws of the Borrower or any provisions of any material agreement or instrument to which the Borrower is a party.

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            (c) will not be in conflict with, result in a breach of, or constitute an event of default nor an event which, upon giving of notice or lapse of time, or both, would constitute such an event of default under any material agreement or instrument to which the Borrower is a party;

            (d) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than liens in favor of Lender.

         (iii) Other than as previously disclosed to Lender, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body now pending, or to the knowledge of the Borrower, threatened by or against or affecting the Borrower or its subsidiaries or any properties or rights of the Borrower or its subsidiaries which, if adversely determined, would materially be expected to impair the right of the Borrower or its subsidiaries to carry on its business substantially as now conducted or would have a material adverse effect on the financial condition, business or result of operations of the Borrower or its subsidiaries.

         (iv) The Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except taxes being contested in good faith and against which adequate reserves have been maintained under Generally Accepted Accounting Principles.

         (v) The Borrower is not:

            (a) a party to any judgment, order, decree or any agreement or instrument or subject to corporate restrictions which would have a material adverse effect on the financial condition, business or results of operations of the Borrower;

            (b) in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

         (vi) Neither the nature of the Borrower nor its business or properties, nor any relationship between the Borrower, and any other person, nor any circumstance in connection with the offer, issue, sale or delivery of this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the borrower as a condition to the execution and delivery of this Agreement.


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         (vii) the Borrower has not inurred any accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") or incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under such Act (or any successor thereto under such Act) in connection with any employee benefit plant established or maintained by the Borrower.


         (viii) the business of the Borrower has been operated in compliance in all respects with all applicable federal, state and local laws, regulations, orders, ordinances, judgments and decrees (including, for example, matters relating to the environment, discrimination, employment and health and safety), except for such matters, if any, as may have been previously disclosed by the Borrower to the Lender in writing and for violations which do not and will not have a material adverse effect on the financial conditions, business or results of operations of the Borrower. All material permits, certificates, licenses, approvals, and other authorizations that are required in connection with the operation of the respective businesses of the Borrower has been issued, and, as of the date hereof and immediately thereafter the Borrower will have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business.

         (ix) as of the date of each extension of credit under this Agreement, the representations and warranties made by the Borrower in this Paragraph 5 or which are contained in any certificate furnished at any time under or in connection with this Agreement shall be true and correct in all material respects on and as of the date of such extensions of credit as if made on and as of such date.

         (x) FINANCIAL CONDITION OF BORROWER. The financial statements which the Borrower has submitted to the Bank to induce it to make this loan are correct and complete, and accurately present the financial condition of the Borrower on the dates thereof and the results of their operations for the periods then ended.

         (xi) LABOR AND MATERIAL. No material has been furnished or placed upon the Property or labor performed in connection with the erection and construction of any improvements or other lienable work performed with respect to the Property except as disclosed in writing to the Bank and the title insurer and for which lien waivers have been obtained.

         (xii) MISCELLANEOUS. Perform any and all steps requested by Lender to perfect Lender's lien on and security interest in the Collateral. Borrower will execute and deliver to Lender from time to time upon demand, such supplemental agreements, documents, or instruments of indebtedness, in order that the full intent and purpose of this Agreement may be carried into effect.


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         6. The Borrower hereby covenants with Lender and warrants that, from the date hereof until such later date as all of the Obligations are paid and satisfied in full and this Agreement is terminated in accordance with its terms, it will:

         (i) As soon as practical and in any event not later than ninety (90) days after the end of each accounting period, deliver to Lender audited financial reports of the Borrower, including a balance sheet of the Borrower as at the end of such fiscal year, and the notes thereto, and the related statements of income and retained earnings and the notes thereto and statement of cash flow for such fiscal year, setting forth in each case comparative financial statements for the corresponding period in the preceding year, all prepared in accordance with Generally Accepted Accounting Principles, and containing an unqualified opinion of independent certified public accountants selected by Borrower and acceptable to Lender.

         (ii) As soon as practical and in any event not later than within thirty
(30) days after the end of each fiscal year, deliver to Lender financial reports, including a balance sheet of Borrower as at the end of such accounting period and statements of income and retained earnings of Borrower at at the end of such accounting period, setting forth in each case comparative financial statements for the corresponding accounting period in the preceding year, in a form acceptable to Lender, and approved and signed by a duly authorized officer of the Borrower as presenting fairly the financial condition of the Borrower.

         (iii) Deliver with each financial statement required in (i) and (ii) above a certificate from the Borrower's duly authorized officer stating, on behalf of the Borrower, that there exists no default under this Agreement.

         (iv) As soon as practical and in any event not later than within forty-five (45) days after the end of each quarter, deliver to Lender a compliance certificate in the form attached hereto as Exhibit J.

         (v) As soon as practicable and in no event later than the end of each fiscal year, a forecast for the twelve (12) month period commencing on the first day after the end of such fiscal year, of the financial statements of Borrower, including balance sheets, income statements, statements of cash flow, and cash flow projections, and an annual capital expenditures budget of Borrower for such twelve (12) month period, all in reasonable detail and form satisfactory to Lender.

         (vi) Promptly, from time to time, deliver to Lender such other information regarding Borrower's operations, business affairs and financial condition as Lender may reasonably request. Lender is hereby authorized to deliver a copy of any such financial information delivered hereunder to Lender to any regulatory authority having jurisdiction over Lender.


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         (vii) Maintain all personal property in good working order and condition and make all needed repairs, replacemtns and renewals as is necessary to conduct its business in accordance with prudent business practices.

         (viii) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

         (ix) Comply with or contest in good faith all statutes and governmental regulations (including all federal, state and local requirements relating to protection of health or the environment) in connection with the operation of Borrower's businesses.

         (x) Pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a lien against any of its properties except liabilities being contested in good faith and against which, if requested, by Lender, reserves in accordance with Generally Accepted Accounting Principles will be established.

         (xi) At all times keep its insurable properties insured, to such extent and against such risks, including, without limitation, public liability insurance, worker's compensation and other insurance required by law, as is customary with companies of comparable size in the same or similar business and as required by the Loan Documents.

         (xii) Maintain insurance coverning real property and tangible personal property subject to a lien or security interest in favor of Lender that shall provide that, in case of each separate loss, the full amount of insurance proceeds with respect thereto shall be payable to the Lender as mortgagee, secured party, or otherwise as its interests may appear, all as required by the Loan Documents.

         (xiii) Preserve, protect, retain and maintain free from encumbrances, all patents, licenses, trademarks, trademark rights, tradenames, tradename rights and copyrights used or useful in the conduct of its businesses and maintain all other properties and assets used or useful in the conduct of its businesses in good repair, working order and condition and from time to time cause to be made all proper replacements, betterments and improvements thereto.

         (xiv) Keep true books of records and accounts in accordance with Generally Accepted Accounting Principles, and in which full, true and correct entries will be made of all of Borrower's dealings and transactions.

         (xv) Permit any officer, employee or agent of Lender designated in writing by Lender, to visit and inspect the Borrower's properties and records, at such times as Lender may reasonably request upon reasonable notice and during ordinary business hours.


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         (xvi) (a) Make prompt payment of all contributions required under all employee benefit plans ("Plans") and required to meet the minimum funding standard set forth in ERISA with respect to its Plans; (b) upon the request of Lender furnish to Lender copies of each annual report/return (Form 550 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulatons promulgated thereunder, in conection with each of its Plans for each Plan year; (c) notify Lender immediately of any fact, including, but not limited to, any Reportable Event (as defined in ERISA) arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, (d) provide Lender with a statement, if requested by Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized, (e) promptly after receipt thereof, provide Lender with a copy of any material notice to Borrower or any of the Controlled Group may receive from the United States Department of Labor, the Internal Revenue Service or the PBGC with respect to such Plan; and (f) furnish to Lender, upon its request, such additional information concerning any of its Plansas may be reasonably requested.

         (xvii) Maintain its place of business, or if has more than one place of business its chief executive office at WSMP Drive, Claremont, North Carolina 28610.

         (xviii) Maintain Tangible Net Worth of at least (a) $15,000,000.00 on February 28, 1997, and (b) for each fiscal year thereafter an amount equal to the prior fiscal year's Tangible Net Worth requirement plus fifty percent (50%) of the Borrower's after-tax profits for the fiscal year then ended.

         (xiv) Maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 2.0 to 1.0 on February 28, 1997, and on each fiscal quarter thereafter.

         (xx) Maintain Working Capital of at least $400,000.00 on February 28, 1997 and on each fiscal quarter thereafer.

         (xxi) Maintain a ratio of EBIT to Interest Expense of 1.35 to 1.00 for the twelve month period ending on February 28, 1997 and on each fiscal quarter thereafter.

         7. Borrower hereby covenants with Lender and warrants that, from the date hereof until such later date as all of the Obligations are paid and satisfied in full and this Agreement is terminated in accordance with its terms,it will not, without the prior consent of Lender:

         (i) Incur, create, assume or permit to exist any indebtedness for borrowed money, howsoever evidenced, or its equivalent (including, but not limited to, capitalized lease indebtedness) other than (a) indebtedness incurred to Lender, (b) purchase money indebtedness, (c) indebtedness in excess of $1,000,000.00 in any fiscal year and (d) indebtedness as set forth on Exhibit K annexed hereto.

         (ii) Incur, create or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on the Borrower's Property (including the Collateral), whether now owned or hereafter acquired, other than (a) the liens and security interests in favor of Lender (b) liens and security interests on property other than the Collateral not in excess of $1,000,000.00 in any fiscal year and (c) liens incurred in connection with the indebtedness set forth on Exhibit K.

         (iii) Repurchase, redeem or retire any of its capital stock for an amount in excess of $200,000.00 in any fiscal year.

         (iv) Guarantee, assume, sell with recourse, endorse, contingently agree to repurchase, become surety for, or otherwise become liable upon the obligation of any other Person, firm or corporation in excess of $500,000.00 in any fiscal year other than by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         (v) Make or permit any change in the (i) control of the Borrower by HERTH Management, Inc., or (ii) control of HERTH Management, Inc. by James C. Richardson, Jr., Richard F. Howard and David R. Clark.

         8. If Borrower fails to pay when due any balances owing in the loan account or under any promissory note executed in connection herewith, or fails to pay any other amounts owing to Lender under this or any other agreement between Lender and Borrower or under any other promissory note or instrument given to Lender, including without limitation, the failure to pay any Obligation when due and such default is not remedied within ten (10) business days after receipt of written notice of the default from Lender to Borrower; or Borrower breaches any of the provisions of this Agreement (including any of the covenants set forth in Paragraphs 5, 6 and 7 hereof) or any other agreement between the parties and such default is not remedied within thirty (30) days after receipt of written notice of the default from Lender to Borrower; or Borrower fails to furnish promptly any financial or Collateral reports requested by Lender from time to time and such default is not remedied within thirty (30) days after receipt of written notice of the default from Lender to Borrower; or any statements furnished by Borrower relating to the operations and financial condition of Borrower or any other representation or warranty made by Borrower in this Agreement or any document, certificate, statement or report heretofore or hereafter made by Borrower to Lender proves to be false in any material respect; or if Borrower fails to give immediate notice to Lender of the occurrence of any event of default described herein; or if the Borrower becomes insolvent, or is unable to meet its debts as they mature, or suspend operations or discontinue its businesses as a going concern; or make an assignment for the benefit of creditors; or there is filed by or against the Borrower a petition under the Bankruptcy Code and if filed against Borrower such peition is not set aside within sixty (60) days after such filing or any proceeding is commenced by or against the Borrower under any insolvency laws; or a receiver or trustee is appointed to administer the assets or affairs of the Borrower; or a judgment is entered or an attachement is levied against the assets of the Borrower which in the sole opinion of Lender will adversely affect the Borrower's ability to perform this Agreement or which in Lender's judgment will impair the enforceability of Lender's lien upon and security interest in the Collateral and such judgment or lien is not removed or satisfied or a bond posted in the amount of such lien within forty-five (45) days after such lien is filed or judgment is entered; or any creditor of the Borrower forecloses upon or takes possession of any assets of the Borrower under any claim of lien or security interest; or if any event occurs which materially adversely affects the value of the Collateral; or if the Borrower should default in the performance of any obligation with respect to any money borrowed from another lender (including capitalized lease obligations); or then upon any one of such events, Lender may declare this Agreement in default and all amounts owing under this Agreement and all other Obligations owing by the Borrower to Lender shall, without demand or notice, immediately become due and payable (notwithstanding that the maturity date or dates expressed in any evidence of such indebtedness may be otherwise) and Lender may foreclose Lender's lien or security interest in the Collateral in any way permitted by law, and Lender shall have, without limitation, the remedies of a secured party under the Uniform Commercial Code. Lender may thereupon enter the Borrower's premises without legal process and without incurring liability to the Borrower and remove the same to such place as Lender may deem advisable, or Lender may require the Borrower to make the Collateral available to Lender at a convenient place and, with or without having the Collateral at the time or place of sale, Lender may sell or otherwise dispose of all or any part of the Collateral whether in its then condition or afture further preparation or processing, either at public or private sale or at any broker's board, with or without notice or with or without advertiesement, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales, and upon such terms and conditions as Lender may elect. At any such sale Lender may be the purchaser. If any Inventory shall require rebuilding, repairing, maintenance, preparation, or is in process or other infinished state, Lender shall have the right at Lender's option to do such rebuilding, repairing, preparation, processing or completing of manufacturing, for the purpose of putting the Inventory in such saleable form as Lender shall deem appropriate subject to the concurrence of the Borrower and the liability insurance provider, such concurrence not to be unreasonably withheld.

         9. To the extent that any of Borrower's Obligations to Lender are now or hereafter secured by property other than the Collateral, or by a guarantee, endorsement or property of any other person, firm or corporation, then Lender shall have the right to proceed against such other property, guarantee, or endorsement upon Borrower's default in the payment of any Obligation or in any of the terms, covenants or conditions contained herein, and Lender shall have the right in Lender's sole discretion to determine which righrs, security, liens, security interests or emedies Lender shall at any tiem pursue, relinquish subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender's rights or Borrower's Obligations hereunder.

         10. The lien, rights and security interest granted to Lender herein are to continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the principal account maintained in Borrower's name on Lender's books may from time to time be temporarily in a credit position, until the final payment to Lender in full of all Obligations and indebtedness due Lender by Borrower, together with interest thereon. Lender's delay or omission to exercise any right shall not be deemed to waiver thereof or of any other right, unless such waiver be in writing. A waiver on one occasion shall not be construed as a bar to or waiver of any rights or remedies on any future occasion.

         11. During the term of this Agreement, none of the collateral will be pledged, assigned or granted as security to any other person.

         12. This Agreement shall be governed and interpreted according to the laws of the State of North Carolina. Borrower and Lender hereby irrevocably submit to the jurisdiction of any State of North Carolina or federal court sitting in Mecklenburg County, North Carolina, for any action or proceeding arising out of or relating to this Agreement or any other agreement between Lender and the Borrower or extended by the Borrower to Lender, and Borrower and Lender hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such State of North Carolina court or, to the extent permitted by law, in such federal court. Borrower and Lender hereby irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Borrower agrees to accept service of process out of the before-mentioned courts in any such action or proceeding by registered or certified mail addressed to Borrower at the addresses set forth in the introductory paragraph of this Agreement. Borrower further agrees that the foregoing provisions of this Section shall be in addition to, and not in substitution for, any other rights available to Lender pursuant to applicable law.

         13. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns and shall not be modified or altered except in writing, signed by the party to be charged.

         14. EVENTS OF DEFAULT. In case of the happening of any of the following events (hereinafter called "Events of Default"):

         (a) Any representation or warranty made herein shall prove to be false or misleading in any material respect;

         (b) Any report, certificate, financial statement or other instrument furnished in connection with this Loan Agreement or the borrowing hereunder shall prove to be false or misleading in any material respect;

         (c) Default in the payment of the principal or interest on the Note, as and when due and payable and failure to cure within applicable grace period;

         (d) Default shall be made with respect to any indebtedness (other than the Note) of the Borrower when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money of the Borrower, if the effect of such default is to accelerate the maturity of such indebtedness;

         (e) Default in the due observance or performance of any non-monetary covenant, condition, or agreement on the part of the Borrower to be observed or performed pursuant to the terms of this Loan Agreement, the Note, the other Loan Documents or the Deed of Trust and failure to cure such default within thirty
(30) days after receipt of notice thereof from the Lender, provided that if the time to cure such default shall reasonably require more than thirty (30) days, then the Borrower shall promptly commence to cure such default and proceed with all due diligence to cure that default;

         (f) Borrower shall voluntarily file a petition under the Federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor Federal Statute relating to bankruptcy, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Borrower shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Borrower, or if Borrower shall be adjudged a bankrupt, or if a trustee or receiver shall be appointed for Borrower or Borrower's Property, or if the Property shall become subject to the jurisdiction of a Federal bankruptcy court or similar state court, or if Borrower shall make an assignment for the benefit of Borrower's creditors, or if there is an attachment, execution, or other judicial seizure of any portion of Borrower's assets and such seizure is not discharged within ten days;

         (g) Final judgment for the payment of money in an amount of $50,000.00 or greater shall be effectively rendered against the Borrower or a Guarantor, and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed.

         Then, at any time thereafter during the continuance of any such event, the Bank may, at its option, take any or all of the following actions, at the same or different times:

              (i) Declare the Note to be forthwith due and payable, whereupon the Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, and/or

              (ii) Take immediate possession of the real property and personal property encumbered by the Deed of Trust, and/or

              (iii) Have a receiver appointed as a matter of right without regard to the solvency of the Borrower, for the purpose of preserving the Property securing this loan preventing waste, to protect the rights accruing to the Bank by virtue of this Loan Agreement, the Note, and the Deed of Trust, and to perform such activities referred to in sub-paragraph ii above.

           Any sums expended by the Bank pursuant to the provisions of this Paragraph __ shall become part of the indebtedness secured by the Deed of Trust, shall bear interest from date of disbursement at the rate provided in the Note, shall be payable upon demand and shall be secured by the Deed of Trust even though such sums, when added to previous advances to Borrower, shall exceed the face amount of the Note. The remedies provided in this Paragraph shall be in addition to other remedies provided by law and provided in this Loan Agreement, the Note, the Deed of Trust, or other Loan documents.

         15. NO THIRD PARTY BENEFICIARIES. The terms, provisions, conditions and requirements made and set forth herein are for the benefit of the parties hereto and to better define the terms of the Loan, and in no event shall the Bank be construed to be Borrowers' agent, and in no event is the Bank assuming Borrowers' responsibility for proper payments to contractors and others. It is specifically farther intended that no party shall be a third party beneficiary hereunder except and unless it is specifically provided herein that any provision shall operate or inure to the use and benefit of a third party, i.e., no contractor, sub-contractor or material supplier shall have any rights hereunder against the Bank, or be entitled to the protection of any of the covenants herein contained, although such parties may have recourse to the Borrower.

         16. ATTORNEYS FEES. Borrower shall be responsible for such attorney fees as are set forth in the Deed of Trust or in the Loan Documents.

         17. MISCELLANEOUS PROVISIONS.

         (a) In the event that Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or by any court, or compliance by Lender (or any lending office of Lender) with any request or directive regarding capital adequacy (whether or not having the forece of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies, as the case may be, with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for any such reduction suffered. Within a reasonable time after making a request for such additional amount hereunder, Lender will furnish to Borrower a statement certifying the amount of such reduction and describing the event giving rise to such reduction, which determination shall be conclusive absent manifest error.


         (b) If any one or more of the provisions contained in this Loan Agreement, the Note or the Deed of Trust shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in the Note, and the Deed of Trust, shall not in any way be affected or impaired thereby, and this Loan Agreement shall otherwise remain in full force and effect.

         (c) Any notice shall be conclusively deemed to have been received by a party hereto and be effective on the day on which delivered to such party at the address set forth below (or at such other address as such party shall specify to the other party in writing) or if sent by registered mail, on the third business day after the day on which mailed, addressed to such party at said address:


                                 Mailing Address
                                 ---------------

i. If to the Bank at:            SouthTrust Bank of North Carolina
                                 40 Cabarrus Avenue, East
                                 Concord, NC 28206
                                 Attention:  Darren Radson, Vice President

ii. If to the Borrower at:       WSMP,Inc.
                                 WSMP Drive
                                 Claremont, NC  28610
                                 Attention:  Bobby G. Holman, Chief Financial
                                             Officer & Treasurer

         (d) All expenses incurred in connection with the making of the loan (including but not limited to a commitment fee in the amount of $50,000.00) shall be borne by the Borrower; such expenses to include, but are not limited to, expenses of fire insurance, hazard insurance, liability insurance, survey expenses, attorney's fees, ad valorem taxes, special assessments and recording fees. If any documentary or recording tax should be assessed or the affixing of any stamps be required by local, state or Federal governments, the Borrower will pay the tax and cost of such stamps.

         (e) This Loan Agreement, the Note, the Deed of Trust, and other Loan Documents shall be construed in accordance with and governed by the laws of the State of North Carolina.

         (f) Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Note, Deed of Trust, or other Loan Documents, shall operate as a waiver thereon nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.


         (g) No modification, amendment or waiver of any provision of this Loan Agreement, the Note or the Deed of Trust, nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances.

         (h) The obligations, rights, and remedies provided herein shall be in addition to those contained in the Note, the Deed of Trust and other Loan Documents.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Loan Agreement to be duly executed, signed and sealed, all as of the day and year above written.

                                    BORROWER:

                                    WSMP, INC.                        (SEAL)



                                    By:  /s/ Bobby G. Holman          (SEAL)
                                         ---------------------------------------
                                         Bobby G. Holman, Chief Financial
                                         Officer & Treasurer



                                    LENDER:

                                    SOUTHTRUST BANK OF NORTH CAROLINA (SEAL)



                                    By:  /s/ Darren Radson            (SEAL)
                                         ---------------------------------------
                                         Vice President